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                                                                Exhibit 99(c)(2)


Mr. Larry Addington
Addington Enterprises, Inc.
1500 North Big Run Road
Ashland, KY  41102

March 6, 1998

Dear Mr. Addington:

You (which term shall include your subsidiaries or other entities controlled by you) have requested information regarding Zeigler Coal Holding Company (which term, together with its subsidiaries or other controlled entities, the "Company", "us" or "we") in connection with your consideration of the possible acquisition of the Company (a "Possible Transaction"). In consideration of our furnishing you with the Evaluation Materials (as defined below) you agree as follows:

CONFIDENTIALITY OF EVALUATION MATERIALS

You will treat confidentially any information (whether written or oral) that either we or our financial advisor, CREDIT SUISSE FIRST BOSTON CORPORATION ("CSFB"), or our other representatives furnish to you in connection with a Possible Transaction involving the Company, together with analyses, compilations, studies or other documents prepared by you, or by your representatives (as defined below) which contain or otherwise reflect such information or your review of, or interest in the Company (collectively, the "Evaluation Materials"). You recognize and acknowledge the competitive value of the Evaluation Materials and the damage that could result to the Company if the Evaluation Materials were used or disclosed except as authorized by this Agreement.

The term "Evaluation Materials" includes information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection,and regardless of whether such information is specifically identified as "confidential." The term "Evaluation Materials" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your representatives, (ii) was or becomes available to you on a non-confidential BASIS from a source other than the Company or its representatives, provided that such source is not prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation to the Company or its representatives, or (iii) is independently developed by you.

USE OF EVALUATION MATERIALS

You will not use any of the Evaluation Materials for any purpose other than the exclusive purpose of evaluating a Possible Transaction. You and your representatives will keep the Evaluation Materials completely confidential; PROVIDED, HOWEVER, that (i) any of such information may only be disclosed to those of your directors, officers, employees, agents,


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representatives (including attorneys, accountants and financial advisors), lenders and other sources of financing (collectively, "your representatives") who need to know such information for the purpose of evaluating a Possible Transaction between you and the Company (it being understood that your representatives shall be informed by you of the confidential nature of such information and shall be directed by you, and shall each expressly agree, to treat such information confidentially in accordance with this Agreement) and
(ii) any other disclosure of such information may only be made if the Company consents by writing prior to any such disclosure. Without limiting the generosity of the foregoing, in the event that a Possible Transaction is not consummated neither you nor your representatives shall use any of the Evaluation Materials for any purpose. You will be responsible for any breach of this Agreement by your representatives.

In the event that you or any of your representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, you or your representatives as the case may be, agree to
(i) immediately notify the Company of the existence terms and circumstances surrounding such a request, (ii) consult with the Company on the advisability of taking legally available steps to resist, or narrow such request and (iii) assist the Company in seeking a protective order or other appropriate remedy.
In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, (i) you or your representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which you are advised by counsel is legally required to be disclosed, and shall exercise your best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Materials and (ii) you shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by you or your representatives not permitted by this Agreement.

NON-DISCLOSURES

The disclosure of your possible interest in purchasing the Company could have a material adverse effect on the Company's business if for any reason an agreement of purchase and sale is not consummated. Accordingly, unless required by applicable law, you agree that prior to the closing of a Possible Transaction, without the prior written consent of the Company, you will not, and you will direct your representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between you and the Company or any of the terms, conditions or other facts with respect to any such Possible Transaction, including the status thereof. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, any corporation, the Company, governmental agency or body, stock exchange, partnership, association or individual.


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RETURN OF DOCUMENTS

Upon the Company's request, you shall promptly deliver to the Company or destroy all written Evaluation Materials and any other written materials without retaining, in whole or in part, any copies, extracts or other reproductions (whatever the form or storage medium) of such material, and shall certify the destruction of such materials in writing to the Company.

NO UNAUTHORIZED CONTACT OR SOLICITATION

During the course of your evaluation, all inquiries and other communications are to be made directly to CSFB or employees or representatives of the Company specified by CSFB. Accordingly, you agree not to directly or indirectly contact or communicate with any executive or other employee of the Company concerning is Possible Transaction, or to seek any information in connection therewith from such person, without the express consent of CSFB. You also agree not to discuss with or offer to any third party an equity participation in a Possible Transaction or any other form of joint acquisition by you and such third party without CSFB's prior written consent.

Without the Company's prior consent, neither your or anybody acting on your behalf shall directly or indirectly for a period of two years from the date hereof (a) induce or encourage any employee of Zeigler to leave employment with Zeigler or (b) employ or hire the services of any executive, managerial, supervisory, technical, or geological employee, of Zeigler, provided that you shall not be prohibited by clause (b) above from employing or hiring the
services of any person who has             to be an employee of Zeigler for a
period of at least 180 days prior to any direct or indirect communication of any kind between such person and you relating to possible or actual employment of such Person or hiring such Person's services.

STANDSTILL

You agree that until two years from the date of this Agreement, you will not without the prior approval of the Board of Directors (I) acquire or make any proposal to acquire any securities or property of the Company, (ii) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company, (iii) make or participate in
any           Of             to vote, or seek to advise or influence any person
with respect to the voting of any securities of the Company, (iv) form, join or participate in a "group" (within the meaning of Section 13( )( ) of the Securities Exchange Act of 1834) with respect to any voting securities of the Company, (v) otherwise act or seek to control or influence the management Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing or (vii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger. Except as provided above, you also agree during such


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period not to request the Company (or its directors, officers, employees, agents or representatives) to amend or waive any provision of this paragraph.

NO REPRESENTATION OR WARRANTY

Although the Company and CSFB have endeavored to included in the Evaluation Materials Information known to them which they believe to be relevant for the purpose of your investigation, you acknowledge and agree that non of the Company, CSFB or any of the Company's other representatives or agents is making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Materials, and riches of the Company, CSFB or any of the Company's other representatives or agents, nor any of their respective officers, directors, employees, representatives, stockholders, owners, affiliates, advisors or agents, will have any liability to you of any other person resulting from the use of Evaluation Materials by you or any other person resulting from the use of Evaluation Materials by you or any of your representatives. Only those representatives or warranties that are made to a purchaser in a definitive sale agreement for the Company ("Sale Agreement") when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Sale Agreement, will have any legal effect.

You also acknowledge and agree that no contract or agreement providing for the sale of the Company shall be deemed to exist between you and the Company unless and until a Sale Agreement has been executed and delivered by you and each of the other parties thereof, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with the sale of the Company unless and until a Sale Agreement has been executed and delivered by you and each of the other parties thereto. You also agree that unless and until a Sale Agreement between the Company and you with respect to the acquisition of the Company has been executed and delivered by you and each of the other parties thereto, there shall not be any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this agreement or any other written or oral expression with respect to such transaction except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this Agreement, the term "Sale Agreement" does not include an
executed letter of              or any other preliminary written agreement, nor
does it include any oral acceptance of an offer or bid by you.

You further understand and agree that (I) the Company and CSFB shall be free to conduct the process for the Company's sale as they in their sole discretion shall determine (including, without limitation, negotiating with any of the prospective buyers and entering into a Sale Agreement without prior notice to you or to any other person). (ii) Any procedures relating to such sale may be changed at any time without notice to you or any other person and (iii) you shall not have any claims whatsoever against the Company, CSFB or any of their respective directors, officers, employees, stockholders, owners, affiliates, agents or representatives arising out of or relating to the sale of the Company (either than those as against the parties to a Sale Agreement with you in accordance with the terms thereof).


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LEGAL REMEDY

You understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your representatives and that the Company will be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by you or your representatives but shall be in addition to all other remedies available at law or equity.

OTHER

This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof. This Agreement may be changed only by a written agreement signed by the parties herein or their authorized representatives.

This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

If you are in agreement with the foregoing, please sign and return one copy of this letter, it being understood that all counterpart copies will constitute but one agreement with respect to the subject matter of this letter.

Very truly yours,

ZEIGLER GOAL HOLDING COMPANY

By CREDIT SUISSE FIRST BOSTON CORPORATION, solely as the Company's representative

By:      Illegible
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Name:
Title:

Accepted and agreed to as of my date hereof:

ADDINGTON ENTERPRISES INC.

By: /s/ Stephen Addington
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Name:  Stephen Addington